Consent of Independent Registered Public Accounting Firm

OPAL Fuels Inc.
White Plains, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-267713) of OPAL Fuels Inc. of our report dated March 28, 2023, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Stamford, Connecticut

March 28, 2023